United States securities and exchange commission logo





                      March 19, 2024

       Robert McAllister
       Principal Executive Officer
       Enertopia Corp.
       1873 Spall Rd. #7
       Kelowna, British Columbia
       Canada, V1Y4R2

                                                        Re: Enertopia Corp.
                                                            Form 10-K for the
Fiscal Year ended August 31, 2023
                                                            Filed November 29,
2023
                                                            File No. 000-51866

       Dear Robert McAllister:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation